UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2013

Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	001-34279	72-1147390
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
567 Thompson Road, Houma, Louisiana	70363
(Address of principal executive offices)	(Zip Code)

(985) 872-2100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          Effective July 1, 2013, William Fromenthal stepped down from the position of Vice President of Operations and General Manager of Gulf Island Fabrication, Inc. (the Company).  Mr. Fromenthal continues to serve as President and Chief Executive Officer of Dolphin Services, LLC (a subsidiary of the Company), a position he has held since 2000.

In addition, on July 1, 2013, the Company appointed Todd Ladd, age 46, as its new Vice President of Operations and General Manager, effective immediately.

Mr. Ladd has over 25 years industry experience in the offshore fabrication sector.  Mr. Ladd served as a partner and Senior Project Manager with Paloma Energy Consultants, an offshore construction project management firm, since 2001. From April 1996 to August 2001, Mr. Ladd served as a Project Manager for the Gulf Island, L.L.C. Mr. Ladd also served as Production Engineer and Facility Engineer at McDermott Marine Construction from January 1988 through March 1996.  There are no transactions reportable pursuant to Item 404(a) of Regulation S-K in connection with Mr. Ladd’s appointment as Vice President of Operations.

Mr. Ladd’s base salary will be $275,000.  Mr. Ladd will be eligible to participate in the Company’s annual incentive program similar to other executive officers of the Company for fiscal year 2013.  Mr. Ladd will be eligible to receive future equity awards under the Company’s long-term incentive compensation program, and participate in other benefit programs generally available to the Company’s executive officers.

Additionally, the Company granted Mr. Ladd a restricted stock award of 5,000 shares of the Company’s common stock upon commencement of his employment with the Company. The restricted shares will vest in equal one-fifth installments on each of the first, second, third, fourth and fifth anniversaries from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

		By:	/s/ Kirk J. Meche
Kirk J. Meche
President and Chief Executive Officer

Dated:	July 2, 2013